                                                                       EXHIBIT B
--------------------------------------------------------------------------------

                           STOCK PURCHASE AGREEMENT

                                BY AND BETWEEN

                            KBK CAPITAL CORPORATION

                                      AND

                       SIRMON COMMERCIAL FINANCE, L.L.C.


                               OCTOBER 21, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I    SALE AND PURCHASE OF STOCK; CLOSING......................................   1
             1.1   Sale and Purchase of Initial Shares................................   1
             1.2   Sale and Purchase of Deferred Shares...............................   1
             1.3   Purchase of Additional Shares......................................   1
             1.4   Purchase Price.....................................................   2
             1.5   Closing............................................................   2
             1.6   Initial Closing Deliveries.........................................   2
             1.7   Subsequent Closing Deliveries......................................   3

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF SELLER.................................   3
             2.1   Organization, Existence and Good Standing..........................   3
             2.2   Authority..........................................................   3
             2.3   Title..............................................................   4
             2.4   Consents and Approvals; No Violation...............................   4
             2.5   Other Obligations..................................................   4
             2.6   Access to Information..............................................   4
             2.7   Disclosure.........................................................   4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..........................   4
             3.1   Organization, Existence and Good Standing..........................   4
             3.2   Authority..........................................................   4
             3.3   Consents and Approvals; No Violation...............................   5

ARTICLE IV   ADDITIONAL AGREEMENTS....................................................   5
             4.1   Legality...........................................................   5
             4.2   Prior Approval by Bank.............................................   5
             4.3   Voting of Deferred Shares..........................................   5

ARTICLE V    MISCELLANEOUS............................................................   5
             5.1   Nature and Survival of Representations, Warranties and Covenants...   5
             5.2   Amendment and Modification.........................................   5
             5.3   Waiver; Consents...................................................   5
             5.4   Further Assurances.................................................   6
             5.5   Notices............................................................   6
             5.6   Assignment.........................................................   6
             5.7   Governing Law......................................................   7
             5.8   Service............................................................   7
             5.9   Counterparts.......................................................   7
            5.10   Interpretation.....................................................   7
            5.11   Entire Agreement...................................................   7
            5.12   Attorneys' Fees....................................................   7
            5.13   Expenses...........................................................   7

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is entered into as of October 21, 1999, by and between Sirmon Commercial Finance, L.L.C. ("Seller") and KBK Capital Corporation (the "Purchaser").

                                   RECITALS

     WHEREAS, Seller is the owner of 483,795 shares (the "Stock") of Common Stock, par value $.01 per share, of the Purchaser;

     WHEREAS, the Purchaser desires to acquire from Seller, and Seller desires to sell to the Purchaser, the Stock;

     WHEREAS, Seller is making certain representations, warranties, covenants and indemnities herein as an inducement for the Purchaser to enter into this Agreement; and

     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

     NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                      SALE AND PURCHASE OF STOCK; CLOSING

     1.1 SALE AND PURCHASE OF INITIAL SHARES. Subject to the terms and conditions of this Agreement, Seller does hereby sell, assign, transfer and deliver to the Purchaser, and the Purchaser does hereby purchase and acquire from Seller an aggregate of 100,000 shares of the Stock (the "Initial Shares").

     1.2 SALE AND PURCHASE OF DEFERRED SHARES. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from Seller an aggregate of 383,795 shares of the Stock in the amounts and on the dates set forth on Exhibit B (the "Deferred Shares").

     1.3 PURCHASE OF ADDITIONAL SHARES. At each Subsequent Closing (as hereinafter defined), the Purchaser shall have the option, in its sole discretion, to purchase a greater number of shares of Stock than that set forth on Exhibit B with respect to the date of such Subsequent Closing (the "Accelerated Amount"). The purchase price for the Accelerated Amount shall be the same as that set forth on Exhibit B for the shares of Stock to be purchased on such Subsequent Closing. If such greater number of shares is purchased, the number of the remaining shares to be purchased at each Subsequent Closing thereafter will be reduced on a pro rata basis, such that the aggregate number of shares of Stock purchased by the Purchaser pursuant to this Agreement is 483,795.

     1.4 PURCHASE PRICE. The cash purchase price for the Initial Shares shall be $500,000 which shall be payable by the wire transfer of immediately available funds to an account designated by Seller (the "Initial Payment"). The purchase price for the Deferred Shares shall be as set forth on Exhibit B and shall be payable by wire transfer to an account designated by Seller (the "Deferred Payments"). The Initial Payment and the Deferred Payments shall collectively be referred to herein as the "Purchase Price."

     1.5 CLOSING. The closing of the sale and purchase of the Initial Shares (the "Initial Closing") shall take place at the offices of KBK Capital Corporation, 301 Commerce Street, 2200 City Center II, Fort Worth, Texas 76102 on the date hereof. The closings of the sales and purchases of the Deferred Shares (each a "Subsequent Closing" and, collectively, the "Subsequent Closings") shall take place at the offices of KBK Capital Corporation, 301 Commerce Street, 2200 City Center II, Fort Worth, Texas 76102 on the dates set forth on Exhibit B.

     1.6  INITIAL CLOSING DELIVERIES.

          (a) At the Initial Closing, Seller shall deliver or cause to be delivered to the Purchaser:

              (i) certificates representing the Initial Shares, duly endorsed for transfer to the Purchaser, which shall transfer to the Purchaser good and valid title to the Stock, free and clear of all Encumbrances;

              (ii) certificates, dated as of a date no earlier than 10 days before the Initial Closing, duly issued by the appropriate governmental authority in _____ showing that Seller is in existence and in good standing and authorized to do business;

              (iii) unanimous written consents of the managers and members of Seller, authorizing the transactions contemplated by this Agreement;

              (iv) an Escrow Agreement in substantially the form of Exhibit C hereto;

              (v) a Release of the Purchaser (executed by Seller and each of its members) in substantially the form of Exhibit D hereto;

              (vi) a Voting Agreement and Irrevocable Proxy in substantially the form of Exhibit E hereto; and

              (vii) such other documents, as may be required by this Agreement or reasonably requested by the Purchaser.

          (b) At the Initial Closing, the Purchaser shall deliver to Seller

              (i)   the Initial Payment; and

              (ii) a certificate, executed by the Purchaser and dated as of the date of the Initial Closing, to the effect that the Purchaser has received the prior approval of Bank One, Texas, N.A.


     1.7  SUBSEQUENT CLOSING DELIVERIES.

          (a) At each Subsequent Closing, Seller shall deliver or cause to be delivered to the Purchaser:

              (i) certificates representing such Deferred Shares to be transferred to the Purchaser, duly endorsed for transfer to the Purchaser, which shall transfer to the Purchaser good and valid title to the Stock, free and clear of all Encumbrances; and

              (ii) a certificate, executed by Seller and dated as of the date of the Subsequent Closing, to the effect that the representations and warranties of Seller contained in this Agreement are true, correct and complete as of such date.

          (b) At each Subsequent Closing, the Purchaser shall deliver to Seller:

              (i)   the appropriate Deferred Payment as set forth on Exhibit B;
     and

              (ii) a certificate, executed by the Purchaser and dated as of the date of the Subsequent Closing, to the effect that the representations and warranties of the Purchaser contained in this Agreement are true, correct and complete as of such date.

                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to the Purchaser as follows:

     2.1 ORGANIZATION, EXISTENCE AND GOOD STANDING. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Louisiana and each has full power and authority to carry on its business as now being conducted, to own or lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. True, correct and complete copies of the Articles of Organization (certified as of a recent date by the Secretary of State of Louisiana) and the Operating Agreement (certified as of the date hereof by the Seller) of Seller, with amendments thereto through the date of this Agreement (collectively, the "Organizational Documents"), have been delivered by Seller to the Purchaser.

     2.2 AUTHORITY. Seller has the requisite capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller's execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the managers and members of Seller. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes the legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms.

     2.3 TITLE. Seller has good and valid title to the Stock, free and clear of all Encumbrances or adverse claims of any type whatsoever. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any of the Stock.

     2.4 CONSENTS AND APPROVALS; NO VIOLATION. No consent, notice or approval of any third party is necessary in connection with Seller's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Seller with any of the provisions hereof will not (i) conflict with or violate any provision of the Organizational Documents of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Seller is a party or by which Seller may be bound, (iii) violate or conflict with any law, regulation, judgment, order, writ, injunction, decree or other legal document binding upon Seller, or (iv) result in, or require, the creation or imposition of, any Encumbrance upon the Stock.

     2.5 OTHER OBLIGATIONS. As of the date hereof, except for the obligations of the Purchaser created by this Agreement, the Purchaser does not owe any indebtedness or have any other obligation of any kind or nature whatsoever to Seller or any of its members.

     2.6 ACCESS TO INFORMATION. Seller hereby acknowledges, represents and warrants that its representatives and members have been afforded access to all of the books, records and premises of the Purchaser and such representatives and members have examined the same or caused the same to be examined to the extent they deem necessary or appropriate such that Seller and its members do not desire further information or data concerning the Purchaser. Seller hereby acknowledges, represents and warrants that it has independently concluded that the Purchase Price of the Shares is acceptable and that it has not relied on the estimations or opinions of the Purchaser with respect to such value.

     2.7 DISCLOSURE. No representation or warranty of Seller contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to Seller as follows:

     3.1 ORGANIZATION, EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

     3.2 AUTHORITY. The Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The Purchaser's execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

     3.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Purchaser with any of the provisions hereof will, as of the date of the Initial Closing, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Purchaser, (ii) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound, (iii) violate or conflict with any law, regulation, judgment, order, writ, injunction, decree or other legal document binding upon Purchaser, or (iv) result in, or require, the creation or imposition of, any Encumbrance upon the Stock.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

     4.1 LEGALITY. Purchaser and Seller agree that Purchaser shall have no obligation to purchase and acquire from Seller any shares of the Stock pursuant to this Agreement if such purchase and acquisition would not be in compliance with applicable laws, including, but not limited to, the applicable provisions of the Delaware General Corporation Law.

     4.2 VOTING OF DEFERRED SHARES. Seller hereby agrees to vote all of the Deferred Shares in accordance with the recommendations of management of the Purchaser and to timely instruct the Escrow Agent (as such term is defined in the Escrow Agreement) as to such vote.

                                   ARTICLE V
                                 MISCELLANEOUS

     5.1 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants of Seller and Purchaser set forth herein shall survive the Initial Closing indefinitely.

     5.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto.

     5.3 WAIVER; CONSENTS. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by each party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

     5.4 FURTHER ASSURANCES. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request, for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     5.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested, or
(iii) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) or by registered or certified mail, return receipt requested, in each case to the other party at the following addresses and telecopier numbers (or to such other address or telecopier number for a party as shall be specified by like notice; provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof):

     if to Seller, to:        Sirmon Commercial Finance, L.L.C.
                              c/o Johnny J. Sirmon
                              P. O. Box 777
                              Abbeville, Louisiana 70511

     with a copy to:          Chris A. Verret
                              P. O. Box 51869
                              Lafayette, Louisiana 70505
                              Fax No.: (318) 237-5511

     if to the Purchaser, to: Mr. Robert J. McGee
                              KBK Capital Corporation
                              2200 City Center II
                              301 Commerce Street
                              Fort Worth, Texas 76102
                              Fax No.:  (817) 258-6100

     with a copy to:          Mr. Gene G. Lewis
                              Locke Liddell & Sapp LLP
                              3400 Chase Tower
                              600 Travis
                              Houston, Texas 77002-3095
                              Fax No.: (713) 223-3717

     5.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder or with respect hereto.

     5.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     5.8 SERVICE. Any process against the Purchaser or Seller in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 5.5 with the same effect as though served on it or him personally.

     5.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     5.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     5.11 ENTIRE AGREEMENT. This Agreement, including exhibits hereto, and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein

     5.12 ATTORNEYS' FEES. In the event any party hereto institutes a proceeding or other action against any other party hereto for a claim arising out of or to enforce this Agreement, the parties agree that the judge in any such proceeding or action shall be entitled to determine the extent to which any party shall pay the reasonable attorneys' fees incurred by the other party in connection with such proceeding or action, which determination shall take into consideration the outcome of such proceeding or action and such other factors as the judge may determine to be equitable in the circumstances.

     5.13 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                              KBK CAPITAL CORPORATION


                              By: /s/ ROBERT J. MCGEE
                                  ----------------------------------
                              Name:  Robert J. McGee
                                     -------------------------------
                              Title: Chairman of the Board and Chief
                                     -------------------------------
                                     Executive Officer
                                     -------------------------------


                              SIRMON COMMERCIAL FINANCE, L.L.C.


                              By: /s/ JOHNNY SIRMON
                                  ----------------------------------
                              Name:  Johnny Sirmon
                                     -------------------------------
                              Title: Managing Member
                                     -------------------------------

                                   EXHIBIT A

                                  DEFINITIONS

     The following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

     "Affiliate" means, with respect to a specified Person, (a) any Entity of which such Person is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 20% or more of any class of equity security thereof or other financial interest therein; (b) if such Person is an individual, any relative or spouse of such individual, or any relative of such spouse (such relative being related to the individual in question within the second degree) and any Entity of which any such relative, spouse, or relative of spouse is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 20% or more of any class of equity security thereof or other financial interest therein; or (c) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, "executive officer" means the president, any vice president in charge of a principal business unit, division or function such as sales, administration, research and development, or finance, and any other officer, employee or other Person who performs a policy making function or has the same duties as those of a president or vice president. For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, imperfection of title, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

     "Entity" means any company, corporation, limited partnership, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature, other than a governmental authority.

     "Person" means any individual, Entity or governmental authority.

                                  EXHIBIT B*

----------------------------------------------------------------------------
PAYMENT DATE**            NUMBER OF SHARES OF STOCK        PRICE PER SHARE
----------------------------------------------------------------------------
December 31, 1999                   55,000                      $5.08
----------------------------------------------------------------------------
March 31, 2000                      55,000                      $5.15
----------------------------------------------------------------------------
June 30, 2000                       55,000                      $5.23
----------------------------------------------------------------------------
September 30, 2000                  55,000                      $5.30
----------------------------------------------------------------------------
December 31, 2000                   55,000                      $5.38
----------------------------------------------------------------------------
March 31, 2001                      55,000                      $5.45
----------------------------------------------------------------------------
June 30, 2001                       53,795                      $5.53
----------------------------------------------------------------------------
TOTAL                               383,795
----------------------------------------------------------------------------

* Subject to any required action by the Purchaser's directors and stockholders, the above schedule shall be proportionately adjusted for any increase or decrease in the number of issued shares of the common stock of the Purchaser resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the common stock of the Purchaser), a stock split, a reverse stock split, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Purchaser.

**   If the Payment Date is not a business day, the Subsequent Closing to be held on such Payment Date shall occur on the next following business day.

                                   EXHIBIT C

                               ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (this "Escrow Agreement") is made on this the ___ day of _____________, 1999, by and among KBK Capital Corporation ("Purchaser"), Sirmon Commercial Finance, L.L.C. ("Seller"), and Whitney National Bank ("Escrow Agent").

                                   RECITALS:

     WHEREAS, the Purchaser and Seller have entered into that certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") pursuant to which Purchaser agreed to acquire an aggregate of 483,795 shares of the Purchaser's common stock, par value $.01 per share ("Common Stock");

     WHEREAS, the Stock Purchase Agreement provides that Seller shall deliver to the Purchaser this Escrow Agreement at the Initial Closing;

     WHEREAS, Escrow Agent has agreed to act hereunder on the terms and conditions set forth herein; and

     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                    ESCROW

     1.1 Deposit of Deferred Shares. On the date of the Initial Closing and concurrently with the execution of this Escrow Agreement, Purchaser has deposited with the Escrow Agent the Deferred Shares and instruments of transfer duly executed by the Seller in blank, with signatures guaranteed. The certificates representing the Deferred Shares shall be in the denominations set forth on Exhibit A hereto. The certificates representing the Deferred Shares are issued in the name of Seller, and are being delivered to the Escrow Agent at the office address for the Escrow Agent as set forth in Section 3.1 of this Escrow Agreement. The parties acknowledge that the Escrow Agent shall hold the Deferred Shares in trust, for the purposes set forth herein, and shall in no event be (or be deemed to be) the beneficial owner of the Deferred Shares.

     1.2 Receipt by Escrow Agent. Escrow Agent acknowledges receipt of the Deferred Shares and agrees to hold the Deferred Shares in escrow pursuant to this Escrow Agreement.

     1.3 Beneficial Ownership of Deferred Shares. The records of the Escrow Agent shall identify the ownership of the Deferred Shares by the Seller.
Subject to the terms of this Escrow Agreement, the Seller is and shall be the sole owner of the Deferred Shares, and, subject to the terms of this Escrow Agreement, shall have complete power and authority over the Deferred Shares, including the right to vote and receive regular cash dividends; provided, however, that the Seller shall not have the right to dispose of any portion of the Deferred Shares during the term of this Escrow Agreement; and provided, further, that the Seller shall not have any right to shares of Common Stock issued as a stock dividend or a stock split or any non-cash distribution or any extraordinary distributions, which shares and distributions shall become a part of the Deferred Shares. The Escrow Agent shall send, or cause to be sent, to the Seller a copy of the proxy solicitation material for each annual and special meeting of shareholders of Purchaser, together with a form requesting confidential instructions to the Escrow Agent on how to vote the shares of Common Stock held hereunder for the benefit of the Seller. The Escrow Agent shall vote each such share of Common Stock as so instructed. In the absence of timely instructions from the Seller, the Escrow Agent will not vote the shares of Common Stock held for the Seller. Subject to the terms of this Escrow Agreement, the Escrow Agent shall send, or cause to be sent, to the Seller any regular cash dividends distributed with respect to the shares of Common Stock held hereunder for the benefit of the Seller.

     1.4 Transfer of Deferred Shares. With the exception of an interpleader action pursuant to Section 2.2 hereof or as may be directed by a court of competent jurisdiction, the Deferred Shares shall be transferred to the Purchaser only upon receipt by the Escrow Agent of a Deferred Payment, and shall be released in accordance with the schedule set forth on Exhibit A; provided, however, that if the Purchaser opts to purchase a greater number of shares of Common Stock than that set forth on Exhibit A pursuant to Section 1.3 of the Stock Purchase Agreement and delivers to the Escrow Agent payment for such shares as set forth in Section 1.3 of the Stock Purchase Agreement, the Escrow Agent shall transfer such additional Deferred Shares to the Purchaser. If such greater number of shares is purchased, the number of the remaining shares to be purchased at each Subsequent Closing will be reduced on a pro rata basis, such that the aggregate number of shares of Common Stock purchased by the Purchaser is 483,795.

     1.5 Transfer of Deferred Shares Upon Failure of Deferred Payment. In the event any Deferred Payment is not received by Escrow Agent on the applicable Subsequent Closing and Deferred Payment is not made by the Purchaser in full within 10 business days following receipt of notice by the Purchaser from the Seller of nonreceipt thereof, the Escrow Agent shall deliver to Seller all shares of Common Stock or other property held in escrow pursuant to this Escrow Agreement.

     1.6 Investment of Funds. When cash dividends, Deferred Payment or cash is received by Escrow Agent pursuant to this Escrow Agreement, Escrow Agent shall deposit or invest such amounts for the benefit of Seller in Treasury Obligations Institutional Shares Money Market Fund. Administrative fees may be accepted by Whitney National Bank in its capacity as Escrow

Agent from mutual funds companies as the result of investments made with such companies. Such fees are not and shall not constitute compensation due to Escrow Agent under Section 2.4 of this Escrow Agreement and shall not otherwise be paid into the account.

     1.7 Transfer of Funds to Seller. As soon as practicable following the receipt of cash dividends, Deferred Payment or cash, the Escrow Agent shall wire transfer such funds, together with the investment earnings thereon pursuant to Section 1.6 to Seller as follows:

     Hibernia National Bank
     Bank Route # 065000090
     Account # 2080042321

     Seller may change its wire transfer instructions by providing Escrow Agent with notice complying with the provisions of Section 3.1 hereof.

                                  ARTICLE II

                                 ESCROW AGENT

     2.1 Responsibilities of Escrow Agent. The Seller and Purchaser agree that Escrow Agent shall have no responsibility except for the safekeeping and handling of the Deferred Shares deposited with Escrow Agent pursuant to this Escrow Agreement. Additionally, Escrow Agent shall not be liable for any depreciation in or change of the value of the Deferred Shares deposited with Escrow Agent hereunder. Nor shall Escrow Agent be liable for any act or thing done or caused to be done by it under or pertaining to this Escrow Agreement or the Deferred Shares deposited with it pursuant to this Escrow Agreement, except for the negligence or willful misconduct of Escrow Agent; and in the event of any conflicting demands made upon Escrow Agent, he may withhold performance under instructions contained in this Escrow Agreement until such conflicting demands are withdrawn or until the rights of the respective parties shall have been settled by a court of competent jurisdiction.

     2.2 Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement, or should a substitute escrow agent fail to be designated as provided in Section 2.6 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Deferred Shares or the taking of any other action hereunder until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, in any event to the satisfaction of Escrow Agent, and Escrow Agent shall not in any event be or become liable for its refusal or failure to act during such period and/or (b) institute a petition for interpleader in any state or federal district court in either East Baton Rouge or Calcasieu Parishes in the state of Louisiana to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this

Escrow Agreement, Seller hereby agrees to reimburse Escrow Agent for his attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder.

     2.3 Indemnification. Seller hereby agrees to indemnify the Escrow Agent, and his partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation and litigation suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the negligence or willful misconduct of such Indemnified Party.

     2.4 Compensation and Reimbursement of Expenses. Seller hereby agrees to pay the fees, in accordance with Exhibit B, and expenses of Escrow Agent for his services hereunder and to pay all expenses incurred by Escrow Agent in connection with the performance of his duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, reasonable attorneys' fees and related expenses incurred by Escrow Agent, if any. Upon the Initial Closing, the Seller will pay the Escrow Agent its fees as estimated for the term of this Escrow Agreement, provided, however, that any unearned portion of such fees shall be refunded to the Seller upon termination of this Escrow Agreement.

     2.5 Resignation of Escrow Agent. Escrow Agent may resign as Escrow Agent under this Escrow Agreement by giving written notice to the Purchaser and Seller in accordance with the terms of this Escrow Agreement at least twenty (20) days prior to the effective date of such resignation. Thereafter, Escrow Agent shall deliver any remaining items held pursuant to this Escrow Agreement upon the joint written and signed order of the Seller and Purchaser. If no such order is received by Escrow Agent within twenty (20) days after the giving of such notice, Escrow Agent is authorized and empowered to deposit all of same into the registry of the United States District Court for the Northern District of Texas, Fort Worth Division or, in the event that federal jurisdiction does not pertain, in the courts of the state of Texas located in Tarrant County, Texas.

     2.6 Removal of Escrow Agent. The Seller and Purchaser, acting jointly, may remove Escrow Agent, with or without cause, and appoint a substitute escrow agent or otherwise designate the disposition of the Deferred Shares without other formality than giving written notice to Escrow Agent at Escrow Agent's address set forth below, in which event Escrow Agent shall deliver the Deferred Shares held by Escrow Agent hereunder in accordance with the joint written and signed instructions of the Seller and Purchaser, and shall thereupon be deemed to be removed as of the date designated in such notice, or if no date is designated, as of the date such delivery is made.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.1 Notice. Any notice or other communication provided or required to be given hereunder shall be in writing and shall be given by personal delivery or by certified mail, return receipt requested. All notices hereunder shall be addressed to the person to receive such notice at the address set forth below and shall be delivered to them at such address. Notices given by personal delivery shall be deemed given and received when received at the proper address stated herein. Notices given by certified mail shall be deemed given and received when deposited with the U.S. Postal Service, postage prepaid. The parties hereto may change their respective addresses for the receipt of notice hereunder by giving the other parties hereto written notice of a change of address for such purposes provided that such new address is located in the United States of America. The address of the respective parties hereto for notices hereunder are as follows:

     if to Seller, to:        Sirmon Commercial Finance, L.L.C.
                              c/o Johnny J. Sirmon
                              P. O. Box 777
                              Abbeville, Louisiana 70511

     with a copy to:          Chris A. Verret
                              P. O. Box 51869
                              Lafayette, Louisiana 70505
                              Fax No.: (318) 237-5511

if to the Purchaser, to:      Mr. Robert J. McGee
                              KBK Capital Corporation
                              2200 City Center II
                              301 Commerce Street
                              Fort Worth, Texas 76102
                              Fax No.:  (817) 258-6100

     with a copy to:          Mr. Gene G. Lewis
                              Locke Liddell & Sapp LLP
                              3400 Chase Tower
                              600 Travis
                              Houston, Texas 77002-3095
                              Fax No.: (713) 223-3717

If to Escrow Agent, to:       Whitney National Bank Trust Division
                              Attention: Odom B. Heebe, Jr.
                              228 St. Charles Avenue, Ste. 206
                              New Orleans, Louisiana 70130
                              Phone: (504) 552-4557
                              Fax: (504) 586-3488

     3.2 Reconciliation with Agreement. To the extent any of the terms and provisions of this Escrow Agreement are contrary to or in addition to the terms and provisions of the Stock Purchase Agreement, the Stock Purchase Agreement shall be deemed to be hereby modified and amended in accordance with the terms and provisions hereof. The Stock Purchase Agreement shall not be further amended without the joinder or consent of all parties to this Escrow Agreement.

     3.3 No Oral Modification. This Escrow Agreement may not be modified, amended or altered except by an Escrow Agreement in writing signed by Purchaser, the Seller and Escrow Agent.

     3.4 Governing Law. The substantive laws of the State of Louisiana shall govern the validity, construction, enforcement and interpretation of this Escrow Agreement. Venue of any case or controversy arising under or pursuant to this Escrow Agreement shall lie in the in any state or federal district court in either East Baton Rouge or Calcasieu Parishes in the state of Louisiana.

     3.5 Severability. If any covenant or provision of this Escrow Agreement shall be held illegal, invalid or unenforceable under present or future laws effective during the term of this Escrow Agreement, then and in that event, it is the intention of the parties hereto that the remainder of this Escrow Agreement shall not be affected thereby, and that this Escrow Agreement shall otherwise continue in full force and effect. It is the further intention of the parties that in lieu of each covenant or provision of this Escrow Agreement that is held illegal, invalid, or unenforceable, there be added as a part hereof a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     3.6 Entirety. This Escrow Agreement embodies the entire Escrow Agreement between the parties, and supersedes all prior escrow agreements and understandings, if any, relating to the subject matter hereof.

     3.7 Binding Effect and Assignment. The terms of this Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives, provided, however, that neither party hereto may, without the prior written consent of the other, assign any rights, powers, duties, or obligations hereunder; and further provided, however, that this Escrow Agreement shall not inure to the benefit of any party other than the parties to this Escrow Agreement.

     3.8 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Escrow Agreement.

     3.9 Counterparts. This Escrow Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Escrow Agreement, and any of the parties hereto may execute this Escrow Agreement by signing any such counterpart.

     3.10  Time of the Essence.  Time is of the essence of this Escrow
Agreement.

     3.11 Term. The term of this Escrow Agreement shall commence upon the date hereof, and shall continue in effect until all of the Deferred Shares shall have been distributed hereunder, retransfer to Seller pursuant to Section 1.5, or pursuant to the final order of a court of competent jurisdiction. The provisions of Sections 2.3 and 2.4 hereof shall survive such termination.



             [The remainder of this page intentionally left blank]

     EXECUTED as of the date first above written.

                              KBK CAPITAL CORPORATION


                              By:
                                 ------------------------------
                              Name:
                                   ----------------------------
                              Title:
                                    ---------------------------


                              SIRMON COMMERCIAL FINANCE, L.L.C.


                              By:
                                 ------------------------------
                              Name:
                                   ----------------------------
                              Title:
                                    ---------------------------


                              WHITNEY NATIONAL BANK


                              By:
                                 ------------------------------
                              Name:
                                   ----------------------------
                              Title:
                                    ---------------------------

                                  EXHIBIT A*


PAYMENT DATE**        Number of Shares of Stock        Price per Share
------------------------------------------------------------------------
December 31, 1999               55,000                       $5.08
------------------------------------------------------------------------
March 31, 2000                  55,000                       $5.15
------------------------------------------------------------------------
June 30, 2000                   55,000                       $5.23
------------------------------------------------------------------------
September 30, 2000              55,000                       $5.30
------------------------------------------------------------------------
December 31, 2000               55,000                       $5.38
------------------------------------------------------------------------
March 31, 2001                  55,000                       $5.45
------------------------------------------------------------------------
June 30, 2001                   53,795                       $5.53
------------------------------------------------------------------------

------------------------------------------------------------------------
TOTAL                           383,795
------------------------------------------------------------------------


* Subject to any required action by the Purchaser's directors and stockholders, the above schedule shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock), a stock split, a reverse stock split, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Purchaser.

**   If the Payment Date is not a business day, the Subsequent Closing to be held on such Payment Date shall occur on the next following business day.

                                   EXHIBIT D

                               RELEASE OF CLAIMS

     THIS RELEASE OF CLAIMS ("Release") dated the ___ day of ________________, 1999, is executed and delivered by the undersigned to KBK Capital Corporation, a Delaware corporation (the "Purchaser").

     WHEREAS, the Purchaser and Sirmon Commercial Finance, L.L.C., a Louisiana limited liability company (the "Seller") have entered into that certain Stock Purchase Agreement of even date herewith (the "Agreement"), pursuant to which the Seller is selling and the Purchaser is purchasing an aggregate of 483,795 shares of the common stock of the Purchaser;

     WHEREAS, the Purchaser has required as a condition to such transactions that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Purchaser;

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

     Section 1. Release. The undersigned hereby RELEASE and FOREVER DISCHARGE the Purchaser from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against the Purchaser, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that the Purchaser shall not be released from any of its contractual obligations or liabilities to the undersigned arising under the Agreement or any written agreement, instrument or document entered into pursuant to or in connection with the Agreement.

     Section 2. Successors. This Release shall be binding upon the undersigned and their respective heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Purchaser and its successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified only by a written instrument executed by the undersigned and the Purchaser.

     IN WITNESS WHEREOF, the undersigned have executed this Release effective as of the date first above written.

                              SIRMON COMMERCIAL FINANCE, L.L.C.


                              By:
                                  ----------------------------------
                              Name:
                                   ---------------------------------
                              Title:
                                    --------------------------------

                              --------------------------------------
                              Johnny J. Sirmon

                              --------------------------------------
                              Patrick G. Stokes

                              --------------------------------------
                              E. Larry Sikes

                              --------------------------------------
                              Rebecca S. Stokes

                              --------------------------------------
                              Dannon S. Stokes

                              --------------------------------------
                              Helen L. Milliman


                              STOKES CHILDREN'S TRUST

                              By:
                                  ----------------------------------
                                  Patrick G. Stokes, Trustee


                              COASTAL, INC.

                              By:
                                  ----------------------------------
                                  Patrick G. Stokes, President

STATE OF LOUISIANA         (S)
                           (S)
PARRISH OF LAFAYETTE       (S)

     This instrument was acknowledged before me on _____________, 1999 by ____________________, the ________________ of Sirmon Commercial Finance, L.L.C.


                              Notary Public in and for the
                              State of Louisiana

                              --------------------------------------
                              Notary's Name Typed or Printed

                              My Commission Expires:

                                   EXHIBIT E

                    VOTING AGREEMENT AND IRREVOCABLE PROXY

     This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of ______________, 1999 is executed by and between KBK Capital Corporation ("KBK") and Sirmon Commercial Finance, L.L.C., as the "Stockholder";

     WHEREAS, KBK and the Stockholder have executed that certain Stock Purchase Agreement dated as of even date herewith (the "Stock Purchase Agreement") whereby the Stockholder is selling to KBK an aggregate of 483,795 of shares of the common stock of KBK;

     WHEREAS, the Stockholder is required pursuant to the terms of the Stock Purchase Agreement to deliver this Agreement to KBK at the Initial Closing; and

     WHEREAS, capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement;

     NOW THEREFORE, the parties hereto agree as follows:

     1. The Stockholder hereby represents and warrants to KBK that it has the exclusive right to vote the Deferred Shares. The Stockholder hereby agrees to vote all of the Deferred Shares in accordance with the recommendations of management of KBK.

     2. In order better to effect the provisions of Section 1, the Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints [Robert J. McGee] (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote the Deferred Shares as indicated in Section 1.

     3. The Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, the Stockholder will not, and will not agree to, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Deferred Shares or grant any proxy or interest in or with respect to any such Deferred Shares or deposit such Deferred Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Deferred Shares except as contemplated by this Agreement or the Stock Purchase Agreement.

     4. This proxy shall be limited strictly to the power to vote the Deferred Shares in the manner set forth in Section 2 and shall not extend to any other matters.

     5. The Stockholder acknowledges that KBK is relying on this Agreement in undertaking actions necessary for the consummation of the transactions contemplated by the Stock Purchase Agreement and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law. The Stockholder acknowledges that the performance of this Agreement is intended to benefit KBK.

     6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Escrow Agreement or
(ii) the termination of the Stock Purchase Agreement.

     7. The vote of the Proxy Holder shall control in any conflict between its vote of the Deferred Shares and a vote by the Stockholder of the Deferred Shares, and KBK agrees to recognize the vote of the Proxy Holder instead of the vote of the Stockholder in the event the Stockholder does not vote as set forth in Section 1 hereof.

     8. This Agreement may be modified, amended, altered or supplemented with respect to the Stockholder only upon the execution and delivery of a written agreement executed by KBK and the Stockholder.

     9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     10. This Agreement, together with the Stock Purchase Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

     11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below or to such other address as any party may have furnished to the others in writing in accordance herewith:

     if to Stockholder, to:    Sirmon Commercial Finance, L.L.C.
                               c/o Johnny J. Sirmon
                               P. O. Box 777
                               Abbeville, Louisiana 70511

     with a copy to:           Chris A. Verret
                               P. O. Box 51869
                               Lafayette, Louisiana 70505
                               Fax No.: (318) 237-5511

     if to KBK, to:            Mr. Robert J. McGee
                               KBK Capital Corporation
                               2200 City Center II
                               301 Commerce Street
                               Fort Worth, Texas 76102
                               Fax No.:  (817) 258-6100
     with a copy to:           Mr. Gene G. Lewis
                               Locke Liddell & Sapp LLP
                               3400 Chase Tower
                               600 Travis
                               Houston, Texas 77002-3095
                               Fax No.: (713) 223-3717

     12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                              KBK CAPITAL CORPORATION



                              By:
                                  --------------------------------
                              Name:
                                    ------------------------------
                              Title:
                                     -----------------------------


                              SIRMON COMMERCIAL FINANCE, L.L.C.

                              By:
                                  --------------------------------
                              Name:
                                    ------------------------------
                              Title:
                                     -----------------------------